Exhibit 5.2

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FIRM / AFFILIATE OFFICES
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Century City	Orange County
June 17, 2016	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
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	Hamburg	San Francisco
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Weatherford International plc	Los Angeles	Tokyo
Banhofstrasse 1	Madrid	Washington, D.C.
Switzerland	Milan

Re:	Registration Statement No. 333-194431;

$1.5 Billion Aggregate Principal Amount of 7.750% Senior Notes due 2021 and

8.250% Senior Notes due 2023

Ladies and Gentlemen:

We have acted as special counsel to Weatherford International plc, an Irish public limited company (“Weatherford Ireland”), in connection with the issuance by Weatherford International Ltd., a Bermuda exempted company and an indirect subsidiary of Weatherford Ireland (“Weatherford Bermuda”), of $1,500,000,000 aggregate principal amount of Weatherford Bermuda’s senior notes, consisting of $750,000,000 aggregate principal amount of 7.750% Senior Notes due 2021 and $750,000,000 aggregate principal amount of 8.250% Senior Notes due 2023 (collectively, the “Notes”), and the guarantees of the Notes (the “Guarantees”) by Weatherford Ireland and Weatherford International, LLC, a Delaware limited liability company and indirect subsidiary of Weatherford Ireland (“Weatherford Delaware” and, together with Weatherford Ireland, the “Guarantors” and, together with Weatherford Ireland and Weatherford Bermuda, the “Weatherford Parties”), pursuant to the Indenture (the “Base Indenture”), dated as of October 1, 2003, by and among Weatherford Bermuda, as issuer, Weatherford International, Inc., a Delaware corporation, as guarantor, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended and supplemented by that certain Supplemental Indenture No. 3 (the “Third Supplemental Indenture”), dated as of February 26, 2009, that certain Supplemental Indenture No. 7 (the “Seventh Supplemental Indenture”), dated as of March 31, 2013, that certain Supplemental Indenture No. 8 (the “Eighth Supplemental Indenture”), dated as of June 17, 2014, and that certain Supplemental Indenture No. 10 (the “Tenth Supplemental Indenture”), dated as of June 17, 2016, by and among Weatherford Bermuda, as issuer, Weatherford Ireland, as guarantor, Weatherford Delaware, as guarantor, and the Trustee (the Base Indenture, together with the Third Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, and the Tenth Supplemental Indenture, the “Indenture”), setting forth the terms of the Notes and the Guarantees, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 7,

June 17, 2016

2014, as amended by Post-Effective Amendment No. 1 filed with the Commission on June 17, 2014 (Registration No. 333-194431) (as so filed and as amended, the “Registration Statement”), a base prospectus, dated June 17, 2014, included in the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement, dated June 8, 2016, filed with the Commission pursuant to Rule 424(b) under the Act (such preliminary prospectus supplement, together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement, dated June 10, 2016, filed with the Commission pursuant to Rule 424(b) under the Act (such prospectus supplement, together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Weatherford Parties and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Limited Liability Company Act and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of Ireland are addressed in the opinion of Matheson, which has been separately provided to you. Various matters concerning the laws of Bermuda are addressed in the opinion of Conyers Dill & Pearman Ltd., which has been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent such matters are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, dated June 10, 2016, by and among Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters party thereto, and the Weatherford Parties, the Guarantee of Weatherford Delaware will have been duly authorized by all necessary limited liability company action of Weatherford Delaware and the Notes and the Guarantees will be the legally valid and binding obligations of Weatherford Bermuda and the Guarantors, respectively, enforceable against Weatherford Bermuda and the Guarantors in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such

June 17, 2016

indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of any indebtedness, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (g) provisions purporting to make a guarantor primarily liable rather than as a surety; (h) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (i) waivers of broadly or vaguely stated rights; (j) provisions for exclusivity, election or cumulation of rights or remedies; (k) provisions authorizing or validating conclusive or discretionary determinations; (l) grants of setoff rights; (m) proxies, powers and trusts; (n) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; and (o) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Guarantees, and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than Weatherford Delaware, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Weatherford Parties, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to Weatherford Ireland’s Form 8-K dated June 17, 2016 and to the reference to our firm contained in the Preliminary Prospectus and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP